EXHIBIT 10.3

CONSULTING AGREEMENT

This agreement (“Agreement”) is made and entered into effective November 10, 2008 between Divine Skin, Inc., a Florida corporation (the “Company”), and Abner Silva (the “Consultant”).

For good and valuable consideration (the sufficiency and receipt of which is hereby acknowledged) the Company and Consultant hereto mutually agree and intend to be legally bound for themselves and their respective heirs, legal representatives, successors and assigns to the terms of this Agreement.

1.

Purpose.   The Company hereby retains the Consultant on a non-exclusive basis during the term specified to render consulting advice to the Company upon the terms and conditions as set forth herein.

2.

Term.  This Agreement shall be effective for a period of twelve (12) months commencing on the date first written above.  This Agreement may be extended by the mutual written consent of the parties.

3.

Consideration.  Concurrently with the execution of this Agreement the Company shall issue to Consultant common stock purchase warrants (the “Warrants”) to purchase up to 2,000,000 shares of the common stock of the Company at an exercise price of $.01 per share.  The Warrants shall vest upon the Company’s common stock commencing quotation on the Over-the-Counter Bulletin Board and are exercisable for a period of five (5) years from the date of this Agreement.  The Warrants shall be evidenced by a warrant agreement.

4.

Duties of Consultant.  During the term of this Agreement, the Consultant will advise the Company on investor relations and general business matters and provide the Company with consulting advice as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the consulting services contemplated by this Agreement.  In performance of these duties, the Consultant shall provide the Company with the benefits of his best judgment and efforts.  It is understood and acknowledged by the parties that the value of the Consultant’s advice is not measurable in any quantitative manner, and that the Consultant shall not be obligated to spend any specific amount of time doing so.

5.

Relationships with others.  Nothing contained herein shall be construed to limit or restrict the Consultant in conducting consulting services with respect to others, or in rendering consulting services to others.

6.

Confidential Information.  In connection with the rendering of services hereunder, Consultant has been or will be furnished with confidential information concerning the Company including, but not limited to, proprietary information, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources.  Such information shall be deemed “Confidential Material” and, except as specifically provided herein, shall not be disclosed by Consultant without prior written consent of the Company and shall be used only in compliance with applicable laws, including but not limited to Regulation FD.  In the event Consultant is required by applicable law or legal process to disclose any of the

Confidential Material, it is agreed that Consultant will deliver to the Company prompt notice of such requirement prior to disclosure of it to permit the Company to seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order or receipt of written waiver, Consultant is nonetheless, in the written opinion of counsel, compelled to disclose any Confidential Material, Consultant may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure.  Following the termination of this Agreement, Consultant shall deliver to the Company all Confidential Material.  Consultant further represents, warrants and covenants that he will not in the future use or disclose any of such Confidential Information for the benefit of any person or other entity or organization under any circumstances at any time.

7.

Termination.  This Agreement may be terminated at any time by either party, with or without cause, by providing the other party with written notice of termination.

8.

Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

9.

Miscellaneous.

(a)

Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at Divine Skin, Inc., 1680 Meridian Avenue, Suite 301, Miami Beach, Florida 33139 or if to the Consultant, addressed to him at, _______________________. Such notices or other communication shall be deemed to be given on the date of receipt.

(b)

This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without giving effect to conflicts of laws.

(c)

The Company and Consultant waive all right to trial by jury in any action or proceeding related to or arising out of this Agreement, and any such action or proceeding shall only be brought in the courts located in Miami-Dade County, Florida.

(d)

There is no relationship of partnership, agency, employment, franchise or joint venture between the parties.  Neither party has the authority to bind the other or incur any obligation on its behalf.

(e)

This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

(f)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above.

DIVINE SKIN, INC.

By:	/s/Daniel Khesin
Name:	Daniel Khesin
Title:	CEO

/s/Abner Silva
Abner Silva

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